Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com

Investor Contact:
David W. Entrekin
860-273-7830
entrekind@aetna.com

News Release __________________________________________________________

AETNA REPORTS SECOND QUARTER 2005 RESULTS

•	Second-quarter operating earnings of $1.20 per share, $1.08 per share excluding reserve development, a 27 percent increase over the prior-year quarter, compared with Thompson/First Call mean of $1.08

•	Second-quarter net income of $1.35 per share, a 50 percent increase over the prior-year quarter

•	Second-quarter medical membership increase of 60,000 to nearly 780,000 year to date and more than 14.4 million overall

HARTFORD, Conn., July 28, 2005— Aetna (NYSE: AET) today announced second-quarter operating earnings of $1.20 per share. Operating earnings, excluding favorable reserve development, were $1.08 per share, an increase of 27 percent compared to the prior-year quarter. Favorable reserve development was $35 million after tax, or $0.12 per share, related primarily to the resolution of matters associated with the New York State Market Stabilization Pool. The increase in operating earnings reflects a 13 percent growth in revenues from higher membership levels, strong underwriting results and continued general and administrative expense efficiencies. Operating earnings exclude net realized capital gains and other items.1 Net income for the quarter was $1.35 per share compared to $0.90 per share in the prior-year quarter, a 50 percent increase.

“Our results this quarter demonstrate the continued, strong growth of Aetna in the marketplace,” said John W. Rowe, M.D., chairman and CEO. “Operating earnings per share increased by 27 percent from the prior-year period and medical membership increased by another 60,000, bringing our total growth to nearly 780,000 so far in 2005. In addition, we continue to see solid growth in our specialty products, where we gained an additional 111,000 pharmacy members and 143,000 dental members in the quarter.

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“Regarding future profitable growth, Aetna has ramped up for broader participation in Medicare, including the new Medicare Part D prescription drug plan on a national basis and Individual Medicare Advantage plan options in selected regions,” Rowe said. “We now anticipate Aetna will spend approximately $50 million to prepare for these opportunities, nearly double our original plan. In addition, we expect interest rate expense will increase for the remainder of the year, due to the termination of interest rate swaps. Despite these additional expenses, we are very pleased to reaffirm our full-year EPS projection of $4.52 to $4.57.”

	Quarterly Financial Results at a Glance
	Three Months Ended
	June 30, 2005	June 30, 2004*	Change
Total revenues	$5.5 billion	$4.9 billion	13%

Operating earnings**	$362.6 million	$282.6 million	28%

Net income	$409.7 million	$286.3 million	43%

Per share results:

Operating earnings**	$1.20	$0.89	35%

Favorable reserve development	(0.12)	(0.04)

Operating earnings, excluding development**	$1.08	$0.85	27%

Net income	$1.35	$0.90	50%

Weighted average common shares (diluted)	303.1 million	319.9 million	(5.3%)

*	Prior-period results per common share have been adjusted to reflect the March 11, 2005, two-for-one stock split.

**	For a full description of operating earnings and per share operating earnings, refer to footnote 1 at the end of the press release.

“With the completion of our strategic acquisitions of ActiveHealth Management and HMS Healthcare during the second quarter, we have expanded our capabilities and reach in some important markets,” said Ronald A. Williams, president. “ActiveHealth provides vital evidence-based medical management and data analytics products and services to a broad range of customers, and HMS strengthens Aetna’s local market presence — particularly in Michigan and Colorado — by providing access to highly competitive health care networks. With these additional resources, we are well-positioned to build upon our integrated approach to health care, with its strong focus on medical costs and quality.”

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Health Care results
Health Care, which provides a full range of insured and self-insured medical, dental, pharmacy and behavioral health products and services, reported:

•	Operating earnings of $343.6 million in the second quarter of 2005, compared with $264.0 million in the second quarter of 2004. Excluding favorable development of $35 million, after tax, in the second quarter of 2005 and $18 million, after tax, in the second quarter of 2004, operating earnings increased 25.4 percent to $308.6 million in the second quarter of 2005, from $246.0 million in the second quarter of 2004. This increase primarily reflects growth in revenues from higher membership levels, strong underwriting results and continued general and administrative expense efficiencies. Second quarter 2005 favorable reserve development was $35 million, after tax, or $.12 per share, related primarily to the resolution of matters associated with the New York State Market Stabilization Pool.

•	Net income of $346.1 million in the second quarter of 2005, compared with $262.6 million in the second quarter of 2004.

•	A Commercial Risk Medical Cost Ratio (MCR) of 78.9 percent in the second quarter of 2005, compared with 79.1 percent in the second quarter of 2004, excluding favorable reserve development in both periods. Including development, the Commercial Risk MCR was 77.6 percent in the second quarter of 2005 and 78.3 percent in the second quarter of 2004.

•	A Medicare MCR of 90.2 percent in the second quarter of 2005, compared with 86.8 percent in the second quarter of 2004, excluding favorable reserve development in both periods. Medicare currently represents less than 1 percent of our membership. Including development, the Medicare MCR was 89.3 percent in the second quarter of 2005, compared with 85.6 percent in the second quarter of 2004.

•	Total medical membership of approximately 14.435 million at June 30, 2005, compared with 14.375 million at March 31, 2005, an increase of 60,000 members, bringing the total membership increase from December 31, 2004 to 779,000. Second quarter dental membership increased by 143,000 and pharmacy membership increased by 111,000 from March 31, 2005.

•	Total revenues in the second quarter of 2005 increased 13.5 percent to $4.8 billion from $4.2 billion in the second quarter of 2004.

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Group Insurance results

Group Insurance, which includes group life, disability and long-term care products, reported:

•	Operating earnings of $31.3 million in the second quarter of 2005, compared with $27.2 million in the second quarter of 2004, reflecting higher revenue from increased membership and an improved overall benefit cost ratio, offset in part by lower net investment income and higher operating expenses associated with new business initiatives.

•	Net income of $33.2 million in the second quarter of 2005, compared with $29.5 million in the second quarter of 2004.

•	Total revenues of $522.8 million in the second quarter of 2005, compared with $463.7 million in the second quarter of 2004.

Large Case Pensions results

Large Case Pensions, which manages a variety of discontinued and other retirement and savings products primarily for defined benefit and defined contribution plan customers, reported:

•	Operating earnings of $7.5 million in the second quarter of 2005, compared with $7.9 million in the second quarter of 2004, in keeping with the run-off nature of the business.

•	Net income of $50.2 million in the second quarter of 2005, compared with $10.7 million in the second quarter of 2004. Net income for the second quarter of 2005 includes a $43.4 million after-tax benefit related to the reduction of reserves for discontinued products.

Total Company results

•	Total Revenues. Revenues were $5.5 billion in the second quarter of 2005, an increase of 12.8 percent from $4.9 billion in the second quarter of 2004. The growth in revenue reflects premium and fee rate increases and higher levels of medical, dental and pharmacy membership. Premiums increased by 13.8 percent and fees increased by 10.7 percent.

•	Total Operating Expenses. Operating expenses were $1.058 billion for the second quarter of 2005, compared with $979.3 million for the second quarter of 2004, reflecting higher new membership and related selling expenses. Operating expenses as a percentage of revenue[2] improved to 19.3 percent in the second quarter of 2005 from 20.1 percent in the second quarter of 2004, reflecting continued expense efficiencies.

•	Corporate Interest expense was $19.8 million, after tax, in the second quarter of 2005, compared with $16.5 million, after tax, in the second quarter of 2004. Interest expense in the second quarter of 2005 increased due to higher interest rates and the termination of interest rate swap agreements associated with the $700 million, 8 1/2 percent retail notes callable in 2006.

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•	Net Income. Aetna reported net income of $409.7 million in the second quarter of 2005, compared with $286.3 million in the second quarter of 2004. Net income for the second quarter of 2005 includes a $43.4 million after-tax benefit related to the reduction of reserves for discontinued products.

•	Pretax operating margin[3], excluding development, improved to 10.0 percent in the second quarter of 2005 from 9.5 percent in the second quarter of 2004. The after-tax operating margin, which represents income from continuing operations divided by total revenue, was 7.5 percent in the second quarter of 2005, compared with 5.9 percent in the second quarter of 2004.

A live audio webcast of the second-quarter results conference call will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna’s Internet Investor Information link at www.aetna.com. Financial, statistical and other information related to the conference call, including additional GAAP reconciliations, will be available on Aetna’s Investor Information site.

The conference call also can be accessed by dialing 877-502-9274, or 913-981-5584 for international callers. The Company suggests participants dial in approximately 10 minutes prior to the call. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 1869846. Telephone replays will be available from 11:30 a.m. ET on July 28th until midnight ET on Aug. 4.

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As one of the nation’s leading providers of health care, dental, pharmacy, group life, disability and long-term care benefits, Aetna puts information and helpful resources to work for its approximately 14.435 million medical members, 12.976 million dental members, 9.117 million pharmacy members and 13.662 million group insurance members to help them make better informed decisions about their health care and protect their finances against health-related risks. Aetna provides easy access to cost-effective health care through a nationwide network of more than 684,000 health care professionals, including over 405,000 primary care and specialist doctors and 4,135 hospitals. For more information, please visit www.aetna.com. (Figures as of June 30, 2005)

1 Operating earnings exclude an other item and net realized capital gains and losses from income from continuing operations, as discussed below. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of its underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding its operations and allocation of resources among its businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Each of these excluded items is discussed below:

•	Net realized capital gains and losses arise from various types of transactions primarily in the course of managing a portfolio of assets that support the payment of liabilities, but these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations.

•	Release of reserves of $43.4 million, after tax, for anticipated future losses on discontinued products, included as an other item by the Company for second quarter 2005, represents a reduction of reserves previously established for certain products no longer offered by the Company and does not benefit ongoing business operations.

The Company also displays certain metrics (e.g., medical cost ratios, operating earnings, operating earnings per share and pretax operating margins) excluding reserve development. Each quarter, the Company re-examines previously established health care cost payable estimates based on actual claim submissions and other changes in facts and circumstances. Decreases (increases) in prior periods’ estimates represent the effect of favorable (unfavorable) development of prior-period health care cost estimates on current period results of operations, at each financial statement date. The Company believes excluding reserve development better reflects the underlying current-period health care costs.

For a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States of America (GAAP), refer to the tables on pages 8 to 12 of this release.

2 Operating expenses as a percentage of revenue excludes net realized capital gains and losses from total revenue. Net realized capital gains and losses do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations. For a reconciliation to operating expense as a percentage of revenue calculated under GAAP, refer to the tables on page 12 at the end of this press release.

3 In order to provide useful information regarding profitability of the Company on a basis comparable to others in the industry, without regard to financing decisions, income taxes and amortization of other acquired intangible assets (each of which may vary for reasons not directly related to performance of the underlying business), the Company’s pretax operating margin excludes interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess its performance, including performance versus competitors. Operating earnings used in the pretax margin calculation also exclude the items noted in footnote 1. For a reconciliation to operating margin calculated under GAAP, refer to the tables on page 12 of this release.

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ADDITIONAL INFORMATION; CAUTIONARY STATEMENT — Certain information in this press release is forward looking, including our projection as to earnings. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); decreases in membership or failure to achieve desired membership growth due to significant competition or other factors; increases in medical costs or Group Insurance claims resulting from any acts of terrorism or otherwise; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, and to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement Aetna’s operating model to a projected growing membership base and to successfully implement multiple strategic and operational initiatives simultaneously; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology system and platform to keep pace with changing customer and regulatory needs; and the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General, and others, and for which the Company has received and may receive subpoenas, and may be subject to related litigation). For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2004 Annual Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna’s 2004 Annual Report on Form 10-K and Aetna’s 2005 second quarter report on Form 10-Q when filed with the Securities and Exchange Commission for a discussion of Aetna’s historical results of operations and financial condition.

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Consolidated Statements of Income
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Revenue:
Health care premiums	$4,145.7	$3,648.0	$8,199.2	$7,205.8
Other premiums	501.7	434.4	1,000.2	877.1
Administrative services contract fees	572.4	517.2	1,141.3	1,029.4
Net investment income	256.6	260.2	547.8	531.7
Other income	14.8	9.4	25.2	20.4
Net realized capital gains	5.7	5.8	10.1	31.9

Total revenue	5,496.9	4,875.0	10,923.8	9,696.3

Benefits and expenses:
Health care costs (1)	3,244.7	2,875.1	6,293.2	5,616.9
Current and future benefits (2)	581.3	535.0	1,196.6	1,082.0
Operating expenses:
Selling expenses	205.9	169.5	408.9	333.1
General and administrative expenses	852.5	809.8	1,712.3	1,629.9

Total operating expenses	1,058.4	979.3	2,121.2	1,963.0
Interest expense	30.5	25.2	57.7	50.7
Amortization of other acquired intangible assets	11.5	12.7	22.2	25.4
Reduction of reserve for anticipated future losses on discontinued products	(66.7)	—	(66.7)	—

Total benefits and expenses	4,859.7	4,427.3	9,624.2	8,738.0

Income from continuing operations before income taxes	637.2	447.7	1,299.6	958.3
Income taxes	227.5	161.4	465.9	346.2

Income from continuing operations	409.7	286.3	833.7	612.1
Income from discontinued operations, net of tax (3)	—	—	—	40.0

Net income	$409.7	$286.3	$833.7	$652.1

Shareholders’ equity			$9,444.9	$8,308.2

(1)	The three months ended June 30, 2005 and June 30, 2004 include favorable development of prior-period health care cost estimates of approximately $55 million pretax (approximately $35 million after tax) and approximately $29 million pretax (approximately $18 million after tax), respectively, in the Health Care segment.
(2)	The three months ended June 30, 2004 include unfavorable prior-period mortality development of approximately $10 million pretax (approximately $7 million after tax) in the Group Insurance segment.
(3)	Income from discontinued operations of approximately $40 million for the six months ended June 30, 2004 reflects the completion of certain Internal Revenue Service audits associated with businesses that were sold in the 1990s by the Company’s predecessor (former Aetna).

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Summary of Results (1)
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Operating earnings, excluding other item and net favorable development	$327.6	$271.6
Favorable development of prior-period health care cost estimates	35.0	18.0
Unfavorable prior-period mortality development	—	(7.0)

Operating earnings, excluding other item	362.6	282.6	$783.7	$591.4
Reduction of reserve for anticipated future losses on discontinued products	43.4	—	43.4	—

Operating earnings, including other item	406.0	282.6	827.1	591.4
Net realized capital gains	3.7	3.7	6.6	20.7

Income from continuing operations (GAAP measure)	409.7	286.3	833.7	612.1
Income from discontinued operations (2)	—	—	—	40.0

Net income (GAAP measure)	$409.7	$286.3	$833.7	$652.1

Weighted average common shares — basic	290,663,128	306,350,590	291,983,775	307,102,976

Weighted average common shares — diluted	303,072,306	319,939,126	303,915,023	319,947,412

Summary of Results Per Common Share (1)

Operating earnings, excluding other item and net favorable development	$1.08	$.85
Favorable development of prior-period health care cost estimates	.12	.06
Unfavorable prior-period mortality development	—	(.02)

Operating earnings, excluding other item	1.20	.89	$2.58	$1.85
Reduction of reserve for anticipated future losses on discontinued products	.14	—	.14	—

Operating earnings, including other item	1.34	.89	2.72	1.85
Net realized capital gains	.01	.01	.02	.06

Income from continuing operations (GAAP measure)	1.35	.90	2.74	1.91
Income from discontinued operations (2)	—	—	—	.13

Net income (GAAP measure)	$1.35	$.90	$2.74	$2.04

Shareholders’ equity (3)			$32.57	$27.05

(1)	Prior-period results per common share and weighted average common shares have been adjusted to reflect the March 11, 2005 two-for-one stock split.
(2)	Income from discontinued operations of approximately $40 million for the six months ended June 30, 2004 reflects the completion of certain Internal Revenue Service audits associated with former Aetna.
(3)	Actual common shares outstanding were 290.0 million at June 30, 2005 and 307.1 million at June 30, 2004.

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Segment Information (1)
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Health Care:
Total revenue	$4,796.9	$4,226.1	$9,490.8	$8,372.9

Selling expenses	$185.1	$153.8	$369.0	$302.6
General and administrative expenses	810.4	769.1	1,622.7	1,544.5

Total operating expenses	$995.5	$922.9	$1,991.7	$1,847.1

Operating earnings, excluding favorable development	$308.6	$246.0
Favorable development of prior-period health care cost estimates	35.0	18.0

Operating earnings	343.6	264.0	$747.6	$552.4
Net realized capital gains (losses)	2.5	(1.4)	3.8	5.7

Net income (GAAP measure)	$346.1	$262.6	$751.4	$558.1

Group Insurance:
Total revenue	$522.8	$463.7	$1,057.5	$948.6

Selling expenses	$20.8	$15.7	$39.9	$30.5
General and administrative expenses	38.8	35.7	81.4	75.4

Total operating expenses	$59.6	$51.4	$121.3	$105.9

Operating earnings, excluding unfavorable development	$31.3	$34.2
Unfavorable prior-period mortality development	—	(7.0)

Operating earnings	31.3	27.2	$62.0	$58.0
Net realized capital gains	1.9	2.3	3.3	10.2

Net income (GAAP measure)	$33.2	$29.5	$65.3	$68.2

Large Case Pensions:
Total revenue	$177.2	$185.2	$375.5	$374.8

Operating earnings, excluding other item	$7.5	$7.9	$11.6	$14.0
Reduction of reserve for anticipated future losses on discontinued products	43.4	—	43.4	—

Operating earnings, including other item	50.9	7.9	55.0	14.0
Net realized capital gains (losses)	(.7)	2.8	(.5)	4.8

Net income (GAAP measure)	$50.2	$10.7	$54.5	$18.8

Corporate Interest:
Interest expense, net of tax	$19.8	$16.5	$37.5	$33.0

Total Company:
Total revenue	$5,496.9	$4,875.0	$10,923.8	$9,696.3

Selling expenses	$205.9	$169.5	$408.9	$333.1
General and administrative expenses	852.5	809.8	1,712.3	1,629.9

Total operating expenses	$1,058.4	$979.3	$2,121.2	$1,963.0

(1)	Revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

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Enrollment
(Members in Thousands)

	June 30,	June 30,	December 31,	March 31,
	2005	2004	2004	2005
Medical Membership:
Commercial	14,221	13,229	13,446	14,162
Medicare	101	100	97	101
Medicaid	113	110	113	112

Total Medical Membership	14,435	13,439	13,656	14,375

Dental Membership (1)	12,976	11,461	11,967	12,833

Pharmacy Membership:
Pharmacy Benefit Management Services	8,579	7,743	7,989	8,505
Mail Order (2)	538	405	458	501

Total Pharmacy Membership	9,117	8,148	8,447	9,006

Group Insurance Membership	13,662	12,594	13,494	14,040

Aetna HealthFund® (3)	370	197	222	361

Health Care Medical Cost Ratios (4)
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Health Care Premiums:
Health Care Risk (A)	$4,145.7	$3,648.0	$8,199.2	$7,205.8
Commercial Risk (B)	$3,896.9	$3,411.0	$7,702.7	$6,737.2
Medicare (C)	$248.8	$237.0	$496.5	$468.6

Health Care Costs:
Health Care Risk
Health care costs (D) (GAAP measure)	$3,244.7	$2,875.1	$6,293.2	$5,616.9
Favorable development of prior-period health care cost estimates	55.0	29.0

Health care costs — Adjusted (E)	$3,299.7	$2,904.1

Commercial Risk
Health care costs (F) (GAAP measure)	$3,022.5	$2,672.1	$5,860.4	$5,218.4
Favorable development of prior-period health care cost estimates	53.0	26.0

Health care costs — Adjusted (G)	$3,075.5	$2,698.1

Medicare
Health care costs (H) (GAAP measure)	$222.3	$202.8	$432.9	$398.4
Favorable development of prior-period health care cost estimates	2.0	3.0

Health care costs — Adjusted (I)	$224.3	$205.8

Health Care Medical Cost Ratios:
Health Care Risk (D)/(A) (GAAP measure)	78.3%	78.8%	76.8%	77.9%
Health Care Risk — Adjusted (E)/(A)	79.6%	79.6%

Commercial Risk (F)/(B) (GAAP measure)	77.6%	78.3%	76.1%	77.5%
Commercial Risk — Adjusted (G)/(B)	78.9%	79.1%

Medicare (H)/(C) (GAAP measure)	89.3%	85.6%	87.2%	85.0%
Medicare — Adjusted (I)/(C)	90.2%	86.8%

(1)	At June 30, 2005, the Company began including Aetna Global Benefits dental membership. Prior period dental membership has been revised accordingly.
(2)	Represents members who purchased medications through Aetna’s mail order pharmacy during the quarterly period.
(3)	Represents members in consumer-directed health plan products included in Aetna’s Commercial medical membership.
(4)	Health Care Risk includes all medical and dental risk products. Commercial Risk includes all medical and dental risk products except Medicare and Medicaid. Risk includes all medical and dental products for which the Company assumes all or a majority of health care cost, utilization or other risk.

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Operating Margins
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Reconciliation to Income from continuing operations before income taxes:
Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets, other item and net favorable development (A)	$551.8	$460.8
Favorable development of prior-period health care cost estimates	55.0	29.0
Unfavorable prior-period mortality development	—	(10.0)

Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets and other item (B)	606.8	479.8	$1,302.7	$1,002.5
Interest expense	(30.5)	(25.2)	(57.7)	(50.7)
Amortization of other acquired intangible assets	(11.5)	(12.7)	(22.2)	(25.4)
Reduction of reserve for anticipated future losses on discontinued products	66.7	—	66.7	—
Net realized capital gains	5.7	5.8	10.1	31.9
Income from continuing operations before income taxes (C) (GAAP measure)	$637.2	$447.7	$1,299.6	$958.3

Reconciliation to Income from continuing operations:
Operating earnings, excluding interest expense, amortization of other acquired intangible assets, other item and net favorable development (D)	$354.9	$296.3
Favorable development of prior-period health care cost estimates, net of tax	35.0	18.0
Unfavorable prior-period mortality development, net of tax	—	(7.0)

Operating earnings, excluding interest expense, amortization of other acquired intangible assets and other item (E)	389.9	307.3	$835.7	$640.9
Interest expense, net of tax	(19.8)	(16.5)	(37.5)	(33.0)
Amortization of other acquired intangible assets, net of tax	(7.5)	(8.2)	(14.5)	(16.5)
Reduction of reserve for anticipated future losses on discontinued products, net of tax	43.4	—	43.4	—
Net realized capital gains, net of tax	3.7	3.7	6.6	20.7

Income from continuing operations (F) (GAAP measure)	$409.7	$286.3	$833.7	$612.1

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (G)	$5,491.2	$4,869.2	$10,913.7	$9,664.4
Net realized capital gains	5.7	5.8	10.1	31.9

Total revenue (H) (GAAP measure)	$5,496.9	$4,875.0	$10,923.8	$9,696.3

Operating Margins:
Pretax operating margin (B)/(G)	11.1%	9.9%	11.9%	10.4%
Pretax operating margin — Adjusted (A)/(G)	10.0%	9.5%
Pretax operating margin (C)/(H) (GAAP measure)	11.6%	9.2%	11.9%	9.9%

After-tax operating margin (E)/(G)	7.1%	6.3%	7.7%	6.6%
After-tax operating margin — Adjusted (D)/(G)	6.5%	6.1%
After-tax operating margin (F)/(H) (GAAP measure)	7.5%	5.9%	7.6%	6.3%

Operating Expenses ($ in Millions)

Total operating expenses (I) (GAAP measure)	$1,058.4	$979.3	$2,121.2	$1,963.0

Operating Expenses Percentages:
Operating expenses as a % of revenue (I)/(G)	19.3%	20.1%	19.4%	20.3%
Total operating expenses as a % of total revenue (I)/(H) (GAAP measure)	19.3%	20.1%	19.4%	20.2%